CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-143995 and No. 333-153470) pertaining to the Eurand N.V. Equity Compensation Plan of our reports dated March 16, 2010, with respect to the consolidated financial statements of Eurand N.V. and the effectiveness of internal control over financial reporting of Eurand N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

Ernst & Young Accountants LLP

/s/ Ernst & Young

Amsterdam, Netherlands
March 16, 2010